RESTRICTED STOCK AGREEMENT

THIS AGREEMENT (“Agreement”) made and entered into as of ___________, 2016 (the “Grant Date”), by and between AgeX Therapeutics, Inc., a Delaware corporation (the “Company”), and _____________, an employee (the “Employee”) of the Company.

W I T N E S S E T H

WHEREAS, the Company has adopted the AgeX Therapeutics, Inc. 2017 Equity Incentive Plan (the “Plan”), administered by the Company’s Board of Directors (the “Board”) or, in the discretion of the Board, by a committee (the “Committee”), providing for the granting to its employees or other individuals, shares of Company common stock, par value $0.0001 per share, as “Restricted Stock”; and

WHEREAS, the Employee is an officer who is in a position to make an important contribution to the long-term performance of the Company;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Grant. The Company hereby grants to the Employee [_________] shares of Company common stock, par value $0.0001 per share, as Restricted Stock as defined in the Plan (the “Shares”).

2. Restrictions and Forfeiture. Until vested as provided in this Agreement, the following restrictions on transfer and forfeiture provisions (the “Restrictions”) shall apply to the Shares:

(a) The unvested Shares may not be sold, assigned, transferred, pledged, or hypothecated, in whole or in part, voluntarily or involuntarily or by operation of law, and shall not be subject to sale under execution, attachment or similar process. Any sale, transfer, assignment, pledge, hypothecation, or other disposal of any unvested Shares, or of any right or privilege conferred hereby, contrary to the provisions of this Agreement, or any sale under any execution, attachment or similar process upon the unvested Shares, shall immediately be null and void and shall not vest in any purported assignee or transferee any rights or privileges of the Employee in the unvested Shares or as a holder of the unvested Shares or otherwise with respect to such unvested Shares.

(b) In the event of termination of the Employee’s Continuous Service (as defined below) for any reason, all of the Employee’s right, title and interest in and to the unvested Shares shall terminate, and title to the unvested Shares shall automatically revert to the Company. If the Shares are then evidenced by a stock certificate, the Employee or his executor, administrator, or other personal representative shall surrender such certificate to the Company for cancellation or transfer to the Company, with such signatures, endorsements, and signature guarantees as the Company may require, and the Company shall issue to the Employee or his executor, administrator, or other personal representative a new certificate evidencing only the Shares vested as of the date of termination of the Employee’s Continuous Service. If the Company rather than the Employee holds a certificate evidencing Shares, or if the Shares were issued by book entry, then following the termination of the Employee’s Continuous Service, the Company shall cancel or shall cause the transfer agent and registrar of the Shares to cancel such certificate or book entry and shall issue to the Employee or his executor, administrator, or other personal representative a certificate evidencing only the Shares vested as of the date of termination of the Employee’s Continuous Service. “Continuous Service” means that the Employee’s service with the Company (as defined below), whether as an employee, consultant, or director, is not interrupted or terminated, as determined in accordance with the Plan.

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Restricted Stock Agreement

3. Vesting.

(a) _________ percent (____%) of the granted Shares, or [_____] Shares, shall vest (and thereby become free of the Restrictions) as follows: [________________________]. All vesting will depend on the Employee’s Continuous Service through the applicable vesting date.

(b) In the event that (i) the Company terminates Employee’s employment without “Cause”, or (ii) any successor in interest to the Company that has assumed the Company’s obligations terminates the Employee’s employment without “Cause” within twelve (12) months following a “Change in Control”, the Restrictions on one hundred percent (100%) of the then unvested Shares shall lapse and such Shares shall be vested. The terms “Cause,” “Change in Control,” and “Related Company” shall have the meanings ascribed to such terms in the Employee’s Employment Agreement dated [____________].

(b) The Board or Committee shall have the power to accelerate the time at which any Shares will vest in accordance with the Plan, notwithstanding the provisions in this Agreement stating the time at which Shares will vest.

4. Reserved.

5. Adjustments in Shares.

(a) In the event of changes in the outstanding common stock or in the capital structure of the Company by reason of any stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date, the Shares will be equitably adjusted or substituted, as to the number, price or kind of a share of common stock or other consideration to the extent necessary to preserve the economic intent of the Company’s Share grants.

(b) The foregoing adjustments under this Section 5 shall be made by the Board or Committee, whose determination in that respect shall be final, binding and conclusive.

(c) The grant of Shares shall not affect in any way the right of power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

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Restricted Stock Agreement

6. Voting Rights, Dividends and Distributions. Subject to the Restrictions set forth in this Agreement, the Employee generally shall have the rights and privileges of a shareholder as to the Shares, including the right to vote the Shares and the right to receive dividends, if any, on account of the Shares; provided that, any cash dividends and stock dividends with respect to any Shares that have not then vested shall be withheld by the Company for the Employee’s account. No interest shall accrue or be credited on account of any cash dividends withheld by the Company under this Agreement. The cash dividends or stock dividends so withheld and attributable to any Shares shall be distributed to the Employee in cash or, at the discretion of the Board or Committee, in shares of Common Stock having a Fair Market Value (determined in accordance with the Plan) equal to the amount of such dividends upon the vesting of, and release of the Restrictions on, such Shares. If any Shares are forfeited, the Employee shall have no right to the dividends withheld by the Company on account of such forfeited Shares.

7. Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company at its principal executive office, or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Employee shall be addressed to the Employee at the most current address of the Employee then reflected in the Company’s records. Any such notice shall be deemed to have been duly given three (3) days after being addressed as aforesaid and deposited in the United States mail, first class postage prepaid.

8. Legends. Until vested, each certificate representing Shares shall, in addition to any other legends as may be required by law or by the Board or the Committee, bear a legend to the following effect:

THESE SHARES MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY

9. Successor and Assigns. Subject to the limitations on transferability contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and assigns of the parties hereto.

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Restricted Stock Agreement

10. Securities Law Compliance.

(a) The rights awarded hereby are subject to the requirement that, if at any time the Board or the Committee shall determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of the award of the Shares or the issuance of the Shares, then the issuance of the Shares shall be subject to the condition that such listing, registration, qualification, consent or approval shall have been affected or obtained free of any conditions not acceptable to the Board or the Committee. Furthermore, if the Board or Committee determines that amendment to the terms of the Award of Restricted Stock under this Agreement is necessary or desirable in connection with the registration or qualification of any capital stock of the Company or other securities under the securities or “blue sky” laws of any state, then the Board or Committee shall have the unilateral right to make such changes without the consent of the Employee.

(b) No Shares shall be issued unless and until (i) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (ii) if required to do so by the Company, the Employee has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require.

(c) Except as may otherwise be required by the Securities Act of 1933, as amended (the “Securities Act”), the Company shall not be required to register any of the Shares under the Securities Act, and the Company shall have no liability for any delay in issuing or failure to issue or transfer any Shares prior to the date on which a registration statement under the Securities Act becomes effective with respect to the issuance or transfer of such Shares.

11. Terms of Employment. Nothing in the Plan or this Agreement shall confer upon the Employee any right to continue to serve the Company in the capacity in effect at the time the Shares were granted or shall affect the right of the Company to terminate the employment of the Employee with or without notice and with or without Cause, except as may otherwise be provided in a written employment agreement between the Company and the Employee.

12. Payment of Taxes. Whenever Shares are to be issued to the Employee in satisfaction of the rights conferred hereby, the Company shall have the right to require the Employee to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares.

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Restricted Stock Agreement

13. Terms and Conditions of Plan. This Agreement is subject to, and the Company and the Employee agree to be bound by, all of the terms and conditions of the Plan, as the same shall have been amended from time to time in accordance with the terms thereof, provided that no such amendment shall deprive the Employee, without his or her consent, of any of his or her rights hereunder, except as otherwise provided in this Agreement or in the Plan. The Shares acquired hereunder may also be subject to restrictions on transfer and/or rights of repurchase that may be contained in the Bylaws of the Company or in separate agreements with the Employee. The Board or the Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Board or the Committee in good faith shall be final and binding upon the Employee, the Company and all other interested persons. No member of the Board or the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

14. Severability. In the event that any provision in this Agreement shall be invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on the remaining provisions of this Agreement.

15. Governing Law. This Agreement shall be governed by and construed under the laws of the state of Delaware, without regard to conflicts of law provisions.

[Signature page follows.]

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Restricted Stock Agreement

IN WITNESS HEREOF, the parties hereto have executed this Agreement, as of the day and year first above written.

COMPANY:

AgeX Therapeutics, Inc.

By:
Title:

EMPLOYEE:

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Restricted Stock Agreement